CONTACTS:

INVESTORS: Allan Kells, (816) 201-2445
akells@cerner.com

MEDIA: Gina Leo, (816) 201-1478
gleo@cerner.com

CERNER’S INTERNET HOME PAGE:
http://www.cerner.com

CERNER REPORTS RESULTS FOR FIRST QUARTER OF 2003

Cash Flow Performance Remains Strong

KANSAS CITY, Mo. – April 17, 2003 — Cerner Corporation (NASDAQ:CERN) today announced results for the first quarter ended March 29, 2003. Diluted earnings per share were $0.15, compared to $0.26 in the year-ago quarter. These results are in-line with the range announced on April 3, 2003.

First quarter revenues were $198.2 million, including revenue from reimbursed travel expense, compared to $181.4 million in the year-ago quarter. Excluding reimbursed travel revenue, first quarter revenues were $191.5 million, an increase of 9.3 percent over the $175.3 million in the first quarter of 2002. Beginning in the first quarter of 2003, the Company began including proceeds from reimbursed travel expense in revenue with a corresponding amount in cost of goods sold. This change has no impact on the dollar amount of gross margin, operating margin, or net earnings, but does slightly change the percent of revenue each of these items represent.

Net earnings in the quarter were $5.6 million, compared with $9.6 million for the first quarter of 2002. As announced on April 3, 2003, a lower level of new business bookings led to revenue and earnings below the Company’s previous expectations.

The Company generated operating cash flow of $21.9 million in the first quarter driven by record cash collections and a record number of Millennium implementations.

Other results for the first quarter:

•	New business bookings revenue of $151.2 million, compared to $172.3 million in the year-ago quarter.

•	Record cash collections of $224.9 million, driving strong operating cash flow of $21.9 million.

•	Days Sales Outstanding (DSOs) were 115 days in the first quarter when calculated using total revenue. DSOs calculated using revenue before reimbursed travel were 119 days, which is 6 days lower than the year-ago quarter and down 2 days compared to the fourth quarter of 2002.

•	Total revenue backlog of $1 billion, up 21 percent over the year-ago quarter. This is comprised of $740.4 million of contract backlog and $284.3 million of support and maintenance backlog.

•	172 Cerner Millennium applications were implemented during the quarter. There are now over 1,900 Millennium applications live at more than 450 client sites worldwide.

“We are pleased that we maintained our strong cash collection and operating cash flow performance in the quarter,” said Neal Patterson, Cerner’s co-founder, Chairman and Chief Executive Officer. “We believe this is a clear indication that our business model remains sound and that we are effective at delivering our solutions to clients.”

“We believe our bookings results in the first quarter reflect the impact of an increasingly challenging economic environment for health care providers that may impact their ability to make commitments on their original timetable,” added Patterson. “We also believe that the higher level of competition we referenced throughout 2002 is beginning to work its way through the sales cycle and impacting transactions, particularly in the competitors’ installed bases. However, we believe there is still significant demand by health care providers for advanced HCIT solutions, and that Cerner remains well positioned to benefit from this demand by delivering our industry-leading solutions.”

Future Period Guidance
Cerner indicated it was comfortable with analyst earnings per share estimates for the second quarter of 2003 of $0.24 to $0.26 and full-year 2003 estimates between $1.10 and $1.15. The Company expects 2003 revenue to be approximately $840 to $860 million, including approximately $25 million of revenue from reimbursed travel expense. In the second quarter, Cerner expects revenue to be approximately $200 to $205 million, including approximately $6 million of revenue from reimbursed travel expense. The Company expects bookings revenue in the second quarter to be approximately $175 to $180 million. The Company’s guidance reflects the carryover effect of the lower than expected first quarter bookings and a more conservative view of the marketplace in light of the factors that led to the lower first quarter bookings.

Earnings Conference Call
Cerner will host an earnings conference call to provide additional detail at 8:00 a.m. CT on April 17, 2003. The dial-in number for the call is 719-457-2642 and the replay number is 719-457-0820 (confirmation #290294). The call will also be Web cast and available both live and archived on Cerner’s Web site at www.cerner.com in the Investors’ section under News and Events. Please access the site fifteen minutes early to register and to download and install any necessary audio software. For those who cannot listen to the live broadcast, replays will be made available shortly after the call and will run for two weeks. A copy of the script used during the call will also be available at www.cerner.com in the Investors’ section under News and Events.

Cerner Corporation is taking the paper chart out of health care, eliminating error, variance and unnecessary waste in the care process. With more than 1500 clients worldwide, Cerner is the leading supplier of health care information technology. The following are trademarks of Cerner: Cerner, Cerner’s logo and Cerner Millennium. Nasdaq:CERN, www.cerner.com

This release may contain forward-looking statements that involve a number of risks and uncertainties. It is important to note that the Company’s performance, financial condition or business could differ materially from those expressed in such forward-looking statements. The words “believe”, “comfortable with”, “estimates”, “expects”, “approximately”, “guidance”, and similar expressions are intended to identify such forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to: quarterly operating results may vary, stock price may be volatile, market risk of investments, potential impairment of goodwill, changes in the health care industry, significant competition, the Company’s proprietary technology may be subjected to infringement claims or may be infringed upon, regulation of the Company’s software by the U.S. Food and Drug Administration or other government regulation, the possibility of product-related liabilities, possible system errors or failures or defects in the performance of the Company’s software, and risks associated with the Company’s global operations. Additional discussion of these and other factors affecting the Company’s business is contained in the Company’s periodic filings with the Securities and Exchange Commission. The Company undertakes no obligation to update forward-looking statements to reflect changed assumptions, the occurrence of unanticipated events or changes in future operating results, financial condition or business over time

CERNER CORPORATION
CONSOLIDATED STATEMENTS OF EARNINGS

	Three Months	Three Months
	Ended	Ended
(In thousands, except per share data)	March 29, 2003	March 30, 2002

Revenue
System sales	$78,594	79,244
Support, maintenance and services	112,932	96,036
Reimbursed travel (Note 1)	6,665	6,142

Total revenue	198,191	181,422

Margin
System sales	50,389	49,575
Support, maintenance and services	99,550	85,261

Total margin	149,939	134,836

Operating expenses
Sales and client service	88,091	74,418
Software development	37,458	29,693
General and administrative	13,142	12,042

Total operating expenses	138,691	116,153

Operating earnings	11,248	18,683
Interest income	409	351
Interest expense	(2,255)	(1,874)
Other income	16	11

Non-operating expense, net	(1,830)	(1,512)
Earnings before income taxes and cumulative effect of a change in accounting principle	9,418	17,171
Income taxes	(3,825)	(6,767)

Earnings before cumulative effect of a change in accounting principle	5,593	10,404
Cumulative effect of a change in accounting for goodwill, net of $486 income tax benefit	—	786

Net earnings	$5,593	9,618

Basic earnings per share:
Earnings before cumulative effect of a change in accounting principle	$0.16	0.29
Cumulative effect of a change in accounting for goodwill	—	(0.02)

Net earnings	$0.16	0.27

Basic weighted average shares outstanding	35,559	35,377
Diluted earnings per share
Earnings before cumulative effect of a change in accounting principle	$0.15	0.28
Cumulative effect of a change in accounting for goodwill	—	(0.02)

Net earnings	$0.15	0.26

Diluted weighted average shares outstanding	36,710	37,213

Note (1): The Company incurs out-of-pocket expenses in connection with its client service activities, which are reimbursed by its clients. In accordance with EITF 01-14, these amounts have been reclassified from other income to revenue with a corresponding amount in cost of goods sold. This has no impact on the dollar amount of gross margin, operating margin, or net earnings, but does slightly change the percent of revenue each of these items represents.

CERNER CORPORATION
CONSOLIDATED BALANCE SHEETS

(In thousands)	March 29,	December 28,
	2003	2002

Assets
Cash and cash equivalents	$135,039	142,543
Receivables	250,612	272,668
Inventory	8,901	9,041
Prepaid expenses and other	25,508	23,434

Total current assets	420,060	447,686

Property and equipment, net	142,445	134,283
Software development costs, net	122,930	117,327
Goodwill, net	45,938	45,938
Intangible assets, net	21,640	23,155
Investments, net	1,056	964
Other assets	8,612	9,926

Total assets	$762,681	779,279

Liabilities
Accounts payable	$32,404	46,822
Current installments of long-term debt	12,145	12,202
Deferred revenue	45,955	45,055
Income taxes	6,379	4,691
Accrued payroll and tax withholdings	35,196	47,262
Other accrued expenses	12,069	9,519

Total current liabilities	144,148	165,551

Long-term debt, net	135,442	136,636
Deferred income taxes	35,833	35,848

Total liabilities	315,423	338,035

Stockholders’ Equity
Common stock	368	367
Additional paid-in capital	227,794	226,912
Retained earnings	242,165	236,572
Treasury stock, at cost (1,202,999 shares in 2003 and 2002)	(20,863)	(20,863)
Accumulated other comprehensive income:
Foreign currency translation adjustment	(2,225)	(1,668)
Unrealized loss on available-for-sale equity security (net of deferred tax liability of $11 in 2003 and deferred tax asset of $23 in 2002)	19	(76)

Total stockholders’ equity	447,258	441,244

Total liabilities and equity	$762,681	779,279